From:

Ameritrans Capital Corporation

For More Information Contact:

Gary C. Granoff, Chairman and Chief Executive Officer

1-(800)-214-1047

For Immediate Release

Ameritrans Capital Corporation Renews Michael R. Feinsod as President

New York, NY, May 2, 2008—the Board of Directors of Ameritrans Capital Corporation (NASDAQ: AMTC, AMTCP) announced that it has renewed  Michael R. Feinsod’s contract as President through March 31, 2009.  The terms and conditions are substantially the same as Mr. Feinsod’s 2006 Employment Agreement.

Commenting on his appointment Mr. Feinsod said “I am very pleased that the Company has offered me this opportunity to continue the  growth of the Company’s business”

Ameritrans Capital Corporation is an internally managed, closed-end investment company that has elected to be regulated as a business development company (BDC) under the Investment Company Act of 1940, as amended. Ameritrans originates, structures and manages a portfolio of medallion loans, secured business loans and selected equity securities. Ameritrans' wholly owned subsidiary Elk Associates Funding Corporation was licensed by the United States Small Business Administration as a Small Business Investment Company (SBIC) in 1980. The Company maintains its offices at 747 Third Avenue, 4th Floor, New York, NY 10017.

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This announcement contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those presently anticipated or projected.  Ameritrans Capital Corporation cautions investors not to place undue reliance on forward-looking statements, which speak only as to management’s expectations on this date.

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